Exhibit 3

Schedule of Transactions

Shamrock Activist Value Fund, L.P.
Date	Number of Class A Common Shares Sold	Price Per Class A Common Shares in $US*	Total Sale Price
07/22/08	48,842	$50.3719	$2,460,264
07/31/08	133,437	$50.6644	$6,760,506
08/01/08	11,196	$50.5194	$565,615
08/05/08	18,169	$51.9739	$944,314
08/15/08	146,525	$55.0853	$8,071,374
08/18/08	38,096	$55.0344	$2,096,591

Total	396,265		$20,898,664

Shamrock Activist Value Fund II, L.P.
Date	Number of Class A Common Shares Sold	Price Per Class A Common Shares in $US*	Total Sale Price
07/22/08	29	$50.3719	$1,461
07/31/08	79	$50.6644	$4,002
08/01/08	7	$50.5194	$354
08/05/08	11	$51.9739	$572
08/15/08	88	$55.0853	$4,848
08/18/08	23	$55.0344	$1,266

Total	237		$12,503

Shamrock Activist Value Fund III, L.P.
Date	Number of Class A Common Shares Sold	Price Per Class A Common Shares in $US*	Total Sale Price
07/22/08	1,129	$50.3719	$56,870
07/31/08	3,084	$50.6644	$156,249
08/01/08	259	$50.5194	$13,085
08/05/08	420	$51.9739	$21,829
08/15/08	3,387	$55.0853	$186,574
08/18/08	881	$55.0344	$48,485

Total	9,160		$483,092

*	Excludes Brokerage Commissions